CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF DESIGNATION OF
                     SERIES F CONVERTIBLE PREFERREDSTOCK OF
                                  EQUITEX, INC.


     EQUITEX, INC., a corporation organized and existing under and by virtue if the General Corporation Law of the State of Delaware (the "GCL"), originally incorporated by the Certificate of Incorporation dated January 19, 1983, and as amended from time to time, does hereby certify that pursuant to Section 141(f) of the GCL, the Board of Directors of the Corporation, adopted a resolution pursuant to the authority of the Board as required by Section 151 of the GCL, setting forth a proposed amendment to the Certificate of Designation of Series F Preferred Stock of said corporation filed on July 14, 2000, and declared the amendment to be advisable. The proposed amendment is as follows:

     1. Paragraph 1 of said Certificate of Designation shall be amended so that, as amended, said Paragraph 1 shall be and read as follows:

     2. DESIGNATION AND AMOUNT. The distinctive designation of this series, which consists of FOUR HUNDRED SIXTY THOUSAND (460,000) shares of Preferred Stock, shall be Series F Convertible Preferred Stock (the "SERIES F PREFERRED STOCK") and the stated value shall be EIGHT DOLLARS ($8.00) per share (the "STATED VALUE"). IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Henry Fong, its authorized officer, this 25th day of August, 2000.

                                         EQUITEX, INC
                                         By:/s/ Henry Fong
                                            --------------------------------
                                         Henry Fong